Exhibit 10.1
Execution

AMENDMENT NO. 2018-2
TO
MEMBERS’ AGREEMENT (FUTTSU)

THIS AMENDMENT NO. 2018-2 TO MEMBERS’ AGREEMENT (this “Amendment”) is entered into as of August 14th, 2018 by and between GREEN POWER GENERATION GK, a Japanese godo kaisha (“GPG”) and GREEN POWER INVESTMENT CORPORATION, a Japanese kabushiki kaisha (“GPI”) (each individually a “Party” and collectively the “Parties”).
RECITALS
A.    FHL, GPI and EFS entered into that certain Amended and Restated Members’ Agreement (the “Members’ Agreement”) dated October 6, 2015, which sets forth certain rights and obligations of the members of GK Green Power Futtsu, a Japanese godo kaisha (the “Project Company”).
B.    On March 7, 2018, (i) Pattern Energy Group LP (“PEG LP”) transferred through its wholly owned subsidiary Futtsu Holdings 2 LLC, a Delaware limited liability company, 100% of the interests in FHL to GPG, a wholly owned subsidiary of Pattern Energy Group Inc. (“PEGI”), pursuant to that certain Purchase and Sale Agreement, dated as of February 26, 2018, by and between PEGI and PEG LP, (ii) following such transfer, FHL transferred all of its 47.69% membership interests in the Project Company to GPG, pursuant to that certain Assignment and Assumption Agreement, dated as of March 7, 2018, by and between FHL and GPG (collectively, the “PEG LP Membership Interest Transfer”).
C.    FHL and EFS Japan B.V. (“EFS”) entered into that certain Membership Interest Purchase Agreement (the “Futtsu MIPA”) dated September 27, 2017, pursuant to which EFS agreed to sell and assign to FHL all of EFS’s 47.69% membership interests in the Project Company, which rights and obligations of FHL thereunder were assigned to GPG, an Affiliate (as defined in the Futtsu MIPA) of FHL, in accordance with Section 5.5 of the Futtsu MIPA,
D.    Concurrently with the PEG LP Membership Interest Transfer, EFS transferred to GPG all of its membership interest in the Project Company (the “GE Membership Interest Transfer” and together with the PEG LP Membership Interest Transfer, the “Membership Interest Transfer”). As a result of the Membership Interest Transfer, GPG will directly hold 95.38% of the membership interest in the Project Company and FHL and EFS will no longer hold any membership interest in the Project Company. GPI’s ownership in the Project Company remains unaffected by GPG’s interest in the Project Company.
E.    Pursuant to that certain AMENDMENT NO. 2018-1 TO MEMBERS’ AGREEMENT (this “Amendment 2018-1”) as of March 7, 2018 was entered into by and between GPG and GPI, and was acknowledged by Futtsu Holdings LLC, a Delaware limited liability company (“FHL”), and EFS Japan B.V., a private company with limited liability incorporated under the laws of The Netherlands (“EFS”), it was agreed and acknowledged that all references in the

Members’ Agreement to FHL, except for statements of prior fact, shall be deemed references to GPG as successor in interest to FHL and EFS shall no longer be a Member or a party to the Members’ Agreement.
F.    The Parties wish to document amendments of the Members’ Agreement to effectuate amendments relating to distributions to Members and accounting principle for accounting and reporting pursuant to the terms and conditions of this Amendment.
AGREEMENT
NOW, therefore, the Parties agree as follows:
1.Defined Terms. All capitalized terms used herein (including in the preamble and the recitals) shall have the meanings ascribed to such terms in the Members’ Agreement unless otherwise defined herein.
2.Amendments. The terms of the Members’ Agreement are hereby amended as follows:

(a)	Allocation Ratio.

(1)	Each of the defined term “Allocation Ratio 1”, “Allocation Ratio 2” and “Allocation Ratio 3” shall be deleted in its entirety.

(2)	The defined term “Allocation Ratio” shall be deleted and replaced with the following:
““Allocation Ratio” has the meaning given in Section 5.1.”

(3)	All references in the Members’ Agreement to ‘Allocation Ratios” shall be deemed references to Allocation Ratio.

(4)	Section 5 shall be deleted in its entirety and replaced with the following:

“5.1
Shared Proceeds.    To the extent that the Company has Shared Proceeds, the Company shall distribute all Shared Proceeds and allocate book income to the Members in accordance with the following allocation: (i) 25.0% to the Class A Member, and (ii) 75.0% to the Class B Members (“Allocation Ratio”), which distributions shall be made as soon as practicable after the receipt thereof (but in any event no less frequently than on a semi-annual basis), by way of a cash distribution (whether as a dividend, and interim-dividend or a distribution of Membership Interest premium) subject to:

(a) compliance with Applicable Law, the Constitutional Documents, any financial covenants or other requirements in the Financing Documents, the Land Rights Agreements or any other agreement to which the Company is subject or expects (acting reasonably) to become subject; or

(b)	any determination by the Management Committee regarding funds to be retained by the Company for current or future operating or minimum capital purposes.”

(5)	Each of Section 5.2 (a), Section 5.2 (b), Section 5.2 (c) and Section 5.2 (d) shall be deleted in its entirety.
(b)    Class B Member Actual IRR.

(1)
The defined term “Class B Member Actual IRR” shall be deleted in its entirety and references to such term (words “or the Class B Member Actual IRR”) in the first sentence of each of Section 19.2 (d) and Section 19.2 (e) shall be deleted.

(2)	Each of Section 4.3 (b) and Section 11.3 (e) shall be deleted in its entirety.
(c)    U.S. GAAP.
Notwithstanding anything to the contrary set forth in Section 12, the Company shall not be required to cause to be delivered or provided financial reports, financial information, financial statements or accounts prepared in accordance with, or in the format of, U.S. GAAP.
3.Effective Date.    The amendments set forth herein shall become effective with respect to distributions to Members made, and financial reports, financial information, financial statements or accounts delivered or provided, as from July 1, 2018.
4.Ratification. Except as expressly amended herein, all terms, covenants and conditions of the Membership Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties.
5.Governing Law. This Amendment shall be governed by, and construed under, the laws of Japan, without reference to conflicts of law principles.
6.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Green Power Investment Corporation

___/s/ Mitsuru Sakaki___________________
Name: Mitsuru Sakaki
Title: President

Green Power Generation GK

__/s/ Mark Anderson____________________
Representative Member
Pattern US Finance Company LLC
Executive Officer
Mark Anderson

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